                                                             [BAKER HUGHES LOGO]

                           BAKER HUGHES INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1999

To the Stockholders of Baker Hughes Incorporated:

     The Annual Meeting of the Stockholders of Baker Hughes Incorporated (the "Company") will be held at the offices of the Company, 3900 Essex Lane, Suite 210, Houston, Texas on Wednesday, April 28, 1999, at 11:00 a.m., for the purpose of considering and voting on:

          1. Election of four directors to serve for a three year term.

          2. Approval of Amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 400,000,000 to 750,000,000 shares.

          3. Approval of Amendment to the 1987 Employee Stock Purchase Plan to increase the number of authorized shares purchasable under the Plan from 5,500,000 to 9,500,000 shares.

          4. Stockholder Proposal No. 1 on Implementation of the MacBride Principles in Northern Ireland.

          5. Stockholder Proposal No. 2 on the Development of Guidelines for Country Selection.

          6. Such other business as may properly come before the meeting and any reconvened meeting after an adjournment thereof.

     The Board of Directors has fixed March 3, 1999 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the meeting and any reconvened meeting after an adjournment thereof, and only holders of Common Stock of the Company of record at the close of business on that date will be entitled to notice of, and to vote at, that meeting or a reconvened meeting after an adjournment.

     You are invited to attend the meeting in person. Whether or not you plan to attend the meeting personally, please complete, sign and date the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy. You may also exercise your proxy by telephone by following the instructions on the enclosed proxy card. The deadline for voting by telephone is 7:00 p.m. Houston time, on April 27, 1999, the day before the meeting, or such later date that is the day before any reconvened meeting after any adjournment or postponement thereof. If you vote by telephone, you still may vote in person or by returning a signed and later-dated proxy, and you may revoke your proxy any time prior to its exercise.

                                            By order of the Board of Directors,

                                            Linda J. Smith
                                            Secretary

Houston, Texas
March   , 1999

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (hereinafter called the "Corporation," the "Company" or "Baker Hughes"), to be voted at the Annual Meeting of Stockholders on Wednesday, April 28, 1999, and at any and all reconvened meetings after adjournments thereof. The Company acquired Western Atlas Inc. ("Western Atlas") in a merger (the "Merger") completed on August 10, 1998.

     Solicitation of proxies by mail is expected to commence on or about March 17, 1999 (the approximate date that this Proxy Statement and accompanying proxy were first sent to security holders). The Corporation will bear the cost of the solicitation. In addition to solicitation by mail, certain of the directors, officers and regular employees of the Corporation may, without extra compensation, solicit proxies by telephone, telegraph and personal interview. The Corporation will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and the Corporation will reimburse them for postage and clerical expenses. Furthermore, the Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies from stockholders of the Corporation for an anticipated fee of $9,500 plus out-of-pocket expenses.

     SHARES AS TO WHICH PROXIES HAVE BEEN EXECUTED WILL BE VOTED AS SPECIFIED IN THE PROXIES. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF NOMINEES LISTED HEREIN AS DIRECTORS, FOR THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, FOR THE AMENDMENT TO THE 1987 EMPLOYEE STOCK PURCHASE PLAN, AND AGAINST EACH OF STOCKHOLDER PROPOSAL NOS. 1 AND 2.

     Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary, at the Corporation's executive offices, a written revocation or a duly executed proxy bearing a later date. The executive offices of the Corporation are located at 3900 Essex Lane, Houston, Texas 77027-5177. For a period of at least ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at the Corporation's executive offices.

                               VOTING SECURITIES

     The securities of the Corporation entitled to be voted at the Annual Meeting consist of shares of its Common Stock, $1 par value per share (the
"Common Stock"), of which                     shares were issued and outstanding
at the close of business on March 3, 1999. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter to be considered at the meeting.

     Assuming a quorum is present with respect to the election of directors, the four nominees receiving the greatest number of votes that the holders of the Common Stock cast will be elected as directors. There will be no cumulative voting in the election of directors. Approval of the Restated Certificate of Incorporation will require the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock. Assuming a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy and entitled to vote on the matter is required for approval of the amendment to the 1987 Employee Stock Purchase Plan and Stockholder Proposal Nos. 1 and 2. Under Delaware law, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present and will have the effect of a vote against a matter. Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker or nominee does not have discretionary power to vote on a particular matter (i.e. broker non-votes) will be considered present for quorum purposes but not considered entitled to vote on that matter. Accordingly, broker non-votes will not have any impact on the vote on a matter, except that broker non-votes will be equivalent to a vote against the proposal to amend the Restated Certificate of Incorporation.

     The following information relates to the holders of the Common Stock known to the Corporation on December 31, 1998 to own beneficially 5% or more of the Common Stock. For the purposes of this Proxy

Statement beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") to mean generally the power to vote or dispose of securities, regardless of any economic interest therein.

                      NAME AND ADDRESS                          SHARES     PERCENT
                      ----------------                        ----------   -------
Unitrin Incorporated                                          34,176,000     10.45%
One East Wacker Drive
Chicago, Illinois 60601
Barrow, Hanley, Mewhinney & Strauss, Inc.                     31,082,470      9.5%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429
Capital Research and Management Company                       17,112,280(1)   5.2%
333 South Hope Street
Los Angeles, California 90071

---------------

(1) Beneficial ownership disclaimed pursuant to Rule 13d-4 of the Securities Act of 1933, as amended.

                             ELECTION OF DIRECTORS

     Four Class II directors will be elected at the Annual Meeting of Stockholders to serve for a three year term expiring at the Annual Meeting of Stockholders to be held in January 2002, with the exception of Messrs. Alberthal and Foster, whose terms will expire at the 2000 Annual Meeting of Stockholders in accordance with the tenure provisions of the Corporation's Bylaws.

     The following table sets forth for each nominee for election as a director his name, all positions with the Corporation held by him, his principal occupation, age, year in which he first became a director of the Corporation and class. Each nominee director has agreed to serve if elected.

                                                                                  DIRECTOR
         NOMINEES                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
         --------                        --------------------               ---   --------   -----
LESTER M. ALBERTHAL, JR.    Retired Chairman of the Board of EDS            54      1990      II
                            (information technology service). He was
                            Chairman of the Board of EDS from 1989 to 1998
                            and Chief Executive Officer from 1986 to 1998.
                            Mr. Alberthal serves on the Executive Advisory
                            Board of the Center for the Pacific Rim, the
                            Board of Trustees of Southern Methodist
                            University, the Executive Board of the Edwin
                            L. Cox School of Business at Southern
                            Methodist University, the Board of Trustees of
                            the Cooper Institute for Aerobics Research,
                            the Board of Directors of the Better Business
                            Bureau of Dallas, the Jason Foundation for
                            Education and the State Fair of Texas. Mr.
                            Alberthal is a member of the Board of the
                            Center for Strategic and International Studies
                            in Washington, D.C.
JOSEPH T. CASEY             Retired Vice Chairman and Chief Financial       67      1998      II
                            Officer of Western Atlas. Mr. Casey served as
                            Vice Chairman and Chief Financial Officer of
                            Western Atlas from 1994 until his retirement
                            in 1996. He was Vice Chairman and Chief
                            Financial Officer of Litton Industries, Inc.
                            from 1988 to 1994. He is a director of UNOVA,
                            Inc., Litton Industries Inc. and PSI, Inc.,
                            and is a trustee of the Rand Corporation's
                            Center for Russia and Eurasia, Claremont
                            McKenna College and the Don Bosco Technical
                            Institute.
JOE B. FOSTER               Chairman of the Board and Chief Executive       64      1990      II
                            Officer of Newfield Exploration Company (oil
                            and gas exploration) since 1989. He was
                            Executive Vice President of Tenneco Inc. from
                            1981 to 1988 and Director of Tenneco Inc. from
                            1983 to 1988. Mr. Foster is Chairman of the
                            National Petroleum Council and a member of the
                            Offshore Committee of the Independent
                            Petroleum Association of America. Mr. Foster
                            is also a director of New Jersey Resources
                            Corporation, Memorial Hermann Hospital System
                            and the Greater Houston YMCA.

                                                                                  DIRECTOR
         NOMINEES                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
         --------                        --------------------               ---   --------   -----
RICHARD D. KINDER           Chairman and Chief Executive Officer of Kinder  54      1994      II
                            Morgan Energy Partners, L.P. (diversified
                            energy) since 1997. He was President and Chief
                            Operating Officer of Enron Corp. from 1990
                            through 1996. Mr. Kinder is a director of KN
                            Energy, Transocean Offshore Inc. and Waste
                            Management, Inc. He is also a trustee of the
                            Museum of Fine Arts, Houston, and is past
                            Chairman of the Interstate Natural Gas
                            Association of America.

INFORMATION CONCERNING CLASS III AND I DIRECTORS

     The following table sets forth certain information for those directors whose present terms will continue after the Annual Meeting of Stockholders. The term of each Class III and Class I director expires at the 2000 and 2001 Annual Meeting of Stockholders, respectively, with the exception of Mr. Maher who will retire at the 1999 Annual Meeting of Stockholders in accordance with the tenure provisions of the Corporation's Bylaws.

     Pursuant to the Corporation's Bylaws, in case of a vacancy on the Board of Directors, a majority of the remaining directors of the class in which the vacancy occurs will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, disqualification or other cause created the vacancy, and thereafter until the election of a successor director.

                                                                                  DIRECTOR
        DIRECTORS                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
        ---------                        --------------------               ---   --------   -----
VICTOR G. BEGHINI           Vice Chairman -- Marathon Group, USX            64      1992     III
                            Corporation since 1990 and
                            President -- Marathon Oil Company (integrated
                            oil and gas company) since 1987. Mr. Beghini
                            joined Marathon in 1956. He was Vice
                            President -- Supply & Transportation from 1978
                            to 1984, President of Marathon Petroleum
                            Company from 1984 to 1985, Senior Vice
                            President -- Domestic Exploration and
                            Production for Marathon Oil Company from 1985
                            to 1986, and Senior Vice
                            President -- Worldwide Production from 1986 to
                            1987. Mr. Beghini is a director of USX
                            Corporation, Pitt-DesMoines, Inc., the
                            American Petroleum Institute, a member of the
                            National Petroleum Council and a board member
                            of the Sam Houston Council of the Boy Scouts
                            of America.

                                                                                  DIRECTOR
        DIRECTORS                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
        ---------                        --------------------               ---   --------   -----
ALTON J. BRANN              Chairman of the Board and Chief Executive       57      1998      I
                            Officer of UNOVA, Inc. (industrial
                            technologies) since 1997. Mr. Brann served as
                            Chairman of the Board of Western Atlas from
                            1994 to 1998 and Chief Executive Officer of
                            Western Atlas from 1994 to 1997. He is
                            currently a director and Chairman of the
                            Executive Committee of Litton Industries, Inc.
                            and served as that company's President from
                            1990 to 1994 and Chief Executive Officer from
                            1992 to 1994. Mr. Brann is a member of the
                            Board of Overseers of the Executive Council on
                            Foreign Diplomacy, the Board of the U.S.-
                            Russia Business Council and the Board of the
                            National Association of Manufacturers. He is a
                            trustee of Manufacturers Alliance. He is a
                            member of the President's Cabinet of
                            California Polytechnic State University at San
                            Luis Obispo, Chairman of the Los Angeles Area
                            Council of the Boy Scouts of America, Chairman
                            of the Board of Governors of Town Hall Los
                            Angeles and a member of the Board of Directors
                            of the Los Angeles World Affairs Council. Mr.
                            Brann is also a member of the Society of
                            Petroleum Engineers and a senior member of the
                            Institute of Electrical and Electronics
                            Engineers.
EUNICE M. FILTER            Vice President and Secretary of Xerox           58      1992     III
                            Corporation (office equipment) since 1984, and
                            Treasurer of Xerox Corporation since 1990.
                            President and Chief Executive Officer of Xerox
                            Credit Corp. since 1995. She was Director of
                            Investor Relations of Xerox Corporation from
                            1979 to 1984. Ms. Filter is a member of the
                            National Investor Relations Institute, the
                            American Society of Corporate Secretaries, the
                            Financial Women's Association of New York, the
                            Financial Executives Institute and the
                            National Association of Corporate Treasurers.
                            She is also a director of Briggs & Stratton
                            Corporation and Xerox Canada Inc. and Chair of
                            the Board of Trustees of Wells College.
CLAIRE W. GARGALLI          Former Vice Chairman, Diversified Search and    56      1998     III
                            Diversified Health Search Companies (executive
                            search consultants). She was Vice Chairman,
                            Diversified Search and Diversified Health
                            Search Companies from 1990 to 1998. Ms.
                            Gargalli served as President and Chief
                            Operating Officer of Equimark from 1984 to
                            1990. During that period, she also served as
                            Chairman and Chief Executive Officer of
                            Equimark's two principal subsidiaries,
                            Equibank and Liberty Bank. Ms. Gargalli is a
                            director of Praxair, Inc. and UNOVA, Inc. She
                            is also a trustee of Carnegie Mellon
                            University and Chairman of the Board of
                            Middlebury College.

                                                                                  DIRECTOR
        DIRECTORS                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
        ---------                        --------------------               ---   --------   -----
MAX L. LUKENS               Chairman of the Board since January 1997,       50      1996     III
                            President from October 1995 through August
                            1998 and Chief Executive Officer of the
                            Company since October 1996. Mr. Lukens was
                            re-elected President of the Company in October
                            1998, upon Mr. Russell's retirement as
                            President. Mr. Lukens joined Baker
                            International Corporation in 1981. He was Vice
                            President and Chief Financial Officer of the
                            Company from 1984 to 1989; Senior Vice
                            President of the Company from 1987 to 1994;
                            President, Baker Hughes Production Tools from
                            1989 to 1993; President, Baker Hughes Oilfield
                            Operations from 1993 to 1995; Executive Vice
                            President from 1994 to 1995 and Chief
                            Operating Officer 1995 to 1996. Mr. Lukens
                            serves on the Board of Directors of Sonat,
                            Inc. and Transocean Offshore, Inc.
JOHN F. MAHER               Retired President and Chief Executive Officer   55      1989      I
                            of Great Western Financial Corporation
                            (financial services). Mr. Maher was President
                            of Great Western Financial Corporation from
                            1986 to 1997, Chief Executive Officer from
                            1995 to 1997 and Chief Operating Officer from
                            1986 to 1995. He was a Managing Director of
                            Lehman Brothers Kuhn Loeb from 1979 to 1986.
                            Mr. Maher is an Advisory Board Member of
                            Bessemer Holdings, L.P., a member of the Board
                            of Trustees of the Cate School and Trout
                            Unlimited and a member of the California
                            Business Roundtable.
JAMES F. MCCALL             Executive Director of the American Society of   64      1996     III
                            Military Comptrollers since 1991. He was
                            Lieutenant General and Comptroller of U.S.
                            Army from 1988 until 1991, when he retired.
                            General McCall was commissioned as 2nd
                            Lieutenant of Infantry in 1958 and was
                            selected into the Army's Comptroller/
                            Financial Management career field in 1970.
                            General McCall is Chairman of the Board of
                            Enterprise Bancorp Inc. and Enterprise Federal
                            Savings Bank. He is also a member of the Board
                            of Directors of the American Refugee
                            Committee.

                                                                                  DIRECTOR
        DIRECTORS                        PRINCIPAL OCCUPATION               AGE    SINCE     CLASS
        ---------                        --------------------               ---   --------   -----
H. JOHN RILEY, JR.          Chairman of Cooper Industries, Inc.             58      1997      I
                            (diversified manufacturer) since 1996,
                            President since 1992 and Chief Executive
                            Officer since 1995. He was Executive Vice
                            President, Operations of Cooper Industries,
                            Inc. from 1982 to 1992, and Chief Operating
                            Officer from 1992 to 1995. Mr. Riley is a
                            director of the Allstate Corporation, the
                            Houston Symphony and The Houston Forum. He is
                            Chairman of Central Houston, Inc. and a member
                            of The Business Roundtable. Mr. Riley also
                            serves as a director of the Manufacturers
                            Alliance/MAPI, Inc., The Greater Houston
                            Partnership, the Museum of Fine Arts, Houston,
                            Junior Achievement, Inc. and The Business
                            Committee for the Arts.
JOHN R. RUSSELL             Retired President of Baker Hughes. Mr. Russell  60      1998     III
                            served as President of the Company from August
                            1998 to October 1998. He was President and
                            Chief Executive Officer of Western Atlas from
                            1997 to 1998. Mr. Russell served as Executive
                            Vice President and Chief Operating Officer,
                            Oilfield Services, of Western Atlas from 1994
                            to 1997. Mr. Russell served as Chief Executive
                            Officer of Western Atlas International, Inc.
                            from 1991 to 1994, and President from 1991 to
                            1998. Mr. Russell was Senior Vice President of
                            Litton Industries, Inc. and Group Executive of
                            Litton's Resource Exploration Services Group
                            from 1991 to 1994.
CHARLES L. WATSON           Chairman and Chief Executive Officer of         48      1998      I
                            Dynegy, Inc. (diversified energy). Mr. Watson
                            was elected Chairman and Chief Executive
                            Officer of NGC Corporation, the predecessor of
                            Dynegy, in 1989. Mr. Watson serves on the
                            National Petroleum Council and is a member of
                            the Texas Governor's Business Council. He is a
                            board member of the Interstate Natural Gas
                            Association of America and a founding member
                            of the Natural Gas Council. Mr. Watson is also
                            a board member of Make-A-Wish Foundation,
                            Theatre Under the Stars and the Houston Forum
                            Board of Governors. He serves as Chairman of
                            the Alexis de Tocqueville Society 1998/99
                            Campaigns for the United Way of the Texas Gulf
                            Coast.
MAX P. WATSON, JR.          Chairman of BMC Software, Inc. (computer        53      1998      I
                            systems management software) since 1992 and
                            President and Chief Executive Officer since
                            1990. He was Chief Operating Officer of BMC
                            Software, Inc. from 1989 to 1990. Mr. Watson
                            is a trustee of the Museum of Fine Arts,
                            Houston. Mr. Watson serves on the Board of
                            Directors of the Greater Houston Partnership
                            and Texas Children's Hospital, Hospital's
                            Associate Board.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During fiscal year 1998, the Board of Directors held seven meetings. During fiscal year 1998, each non-employee director was paid a monthly retainer of $2,500, an attendance fee of $2,000 for the first meeting of the Board or any of its committees attended in any one day and $1,000 for each additional meeting attended in the same day. Committee chairmen received an additional fifty percent of the meeting fee. In addition, each non-employee director is entitled to retirement benefits in the amount of the annual retainer for service on the Board at the rate in effect on December 31 of the year preceding the year of retirement therefrom for a period of up to ten years. Each non-employee director is allowed to defer up to 100% of his or her annual retainer, meeting fees or retirement income in accordance with the Company's Director Compensation Deferral Plan. Directors who are employees of Baker Hughes are not paid any fees or additional remuneration for service as members of the Board or any of its committees and are not entitled to the retirement benefits mentioned above. Each non-employee director is granted a nonqualified option to purchase 2,000 shares of the Common Stock effective upon his initial election to the Board of Directors. The stock option plans also provide for an annual grant of a nonqualified option to purchase 1,000 shares of the Common Stock, on the fourth Wednesday of October each year after the initial grant until expiration of the plans to each person who is a non-employee director on such date.

     The Board of Directors has, in addition to other committees, an Audit/Ethics Committee, Compensation Committee and Governance Committee.

     The Audit/Ethics Committee, which is comprised of Messrs. Beghini (Chairman), Casey, McCall, Riley, C. Watson and M. Watson, held one meeting during fiscal year 1998. One meeting, held in the last quarter of 1997 has not been counted due to a change in the Company's fiscal year to a calendar year. The Company's Corporate Audit Department sends written reports quarterly to the Audit/Ethics Committee on its audit findings and the status of its internal audit projects. The functions performed by the Audit/Ethics Committee include: reviewing the scope and results of the annual audit and other matters with the independent accountants, internal auditors and management; reviewing the independence of the independent accountants and internal auditors; reviewing actions by management on the independent and internal auditors' recommendations; and meeting with management, the internal auditors and the independent accountants to review the effectiveness of Baker Hughes' system of internal controls and internal audit procedures. To promote independence of the audit, the Committee consults separately and jointly with the independent accountants, the internal auditors and management. In addition, the Committee monitors the Standards of Conduct for the Corporation's employees, coordinates compliance and reviews and investigates non-compliance matters.

     The Compensation Committee, which is comprised of Messrs. Maher (Chairman), Kinder, Riley and C. Watson and Ms. Gargalli, held three meetings during fiscal year 1998. The functions performed by the Compensation Committee include: reviewing Baker Hughes' executive salary and bonus structure; reviewing Baker Hughes' stock option and convertible debenture plans (and making grants thereunder), employee retirement income plans, employee thrift plan and employee stock purchase plan; recommending directors' fees; setting bonus goals; approving salary and bonus awards to key executives; and recommending incentive compensation and stock award plans for approval by stockholders.

     The Governance Committee, which is comprised of Messrs. Alberthal (Chairman), Brann and McCall and Ms. Filter, held one meeting during fiscal year 1998. The functions performed by the Governance Committee include: selecting candidates to fill vacancies on the Board of Directors; reviewing the structure and composition of the Board; and considering qualifications requisite for continuing Board service. The Board of Directors may increase its size during any year up to a maximum of 16 members. If the Board of Directors increases its number of members during the year, the Bylaws of the Company provide that the vacancy or vacancies created would be filled with new member(s) elected by majority vote of the members in the class of directors where such increase is occurring. The Committee also considers nominees that stockholders recommend. Stockholders desiring to make such recommendations should submit the candidate's name, together with biographical information and his or her written consent to nomination to: Chairman,

Governance Committee of the Board of Directors of Baker Hughes Incorporated, P.O. Box 4740, Houston, Texas 77210-4740.

     During the fiscal year ended December 31, 1998, each director attended at least 75% of the aggregate number of meetings of the Corporation's Board of Directors and respective Committees on which he or she served.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is certain information with respect to beneficial ownership of the Common Stock as of March 3, 1999 by each director, nominee director, the six most highly compensated executive officers, one individual who would have been included in the group of five most highly compensated executive officers but for the fact that he was not serving as an executive officer at December 31, 1998 and by directors and executive officers as a group.

                                                         SHARES BENEFICIALLY OWNED
                                                       ------------------------------
                                                             SHARES SUBJECT TO
                                                       OPTIONS/CONVERTIBLE DEBENTURES
                                           SHARES         WHICH ARE OR WILL BECOME        TOTAL
                                           OWNED         EXERCISABLE OR CONVERTIBLE     BENEFICIAL     % OF
                 NAME                   AS OF 3/3/99          PRIOR TO 5/2/99           OWNERSHIP    CLASS(1)
                 ----                   ------------   ------------------------------   ----------   --------
Lester M. Alberthal, Jr. .............       9,530                   6,000                 15,530        --
Victor G. Beghini.....................       3,000                  24,633                 27,633        --
Alton J. Brann........................      69,058                   5,400                 74,458        --
Joseph T. Casey.......................     736,437(2)               12,053                748,490        --
Eunice M. Filter......................       2,000                   6,000                  8,000        --
Joe B. Foster.........................       6,000                   6,000                 12,000        --
Claire W. Gargalli....................      37,532                  25,359                 62,891        --
Richard D. Kinder.....................       4,000                   6,000                 10,000        --
John F. Maher.........................       5,843(3)                6,000                 11,843        --
James F. McCall.......................       2,000                   4,000                  6,000        --
H. John Riley, Jr.....................      10,000                   3,000                 13,000        --
John R. Russell.......................     208,468                  42,570                251,038        --
Charles L. Watson.....................           0                   2,000                  2,000        --
Max P. Watson, Jr.....................           0                   2,000                  2,000        --
Max L. Lukens.........................     153,639                 424,067                577,706        --
Thomas R. Bates, Jr. .................     200,000(4)               18,746                218,746        --
Andrew J. Szescila....................      39,106                 128,956                168,062        --
Eric L. Mattson.......................      89,640(5)              196,262                285,902        --
George S. Finley......................      34,980                  92,405                127,385        --
Lawrence O'Donnell, III...............      35,473                  83,993                119,466        --
Edwin C. Howell(6)....................      31,733                 130,648                162,381        --
All directors and executive officers
  as a group (22 persons).............   1,592,639               1,244,241              2,836,880        --

---------------

(1) No percent of class is shown for holdings of less than 1%.

(2) Includes 27,000 shares held by charitable corporation for which Mr. Casey serves as trustee. Mr. Casey has voting and investment power with respect to such shares and may thus be deemed to have beneficial ownership thereof for certain purposes within the meaning of applicable regulations of the SEC.

(3) Includes 553 shares held as custodian for Mr. Maher's minor children.

(4) Includes 100,000 shares issued as a restricted stock award on February 1, 1999. Mr. Bates received a one-time restricted stock award matching his stock ownership as of January 31, 1999, pursuant to the Company's 1995 Stock Award Plan and Long Term Incentive Plan. The award was made to encourage additional stock ownership and assist Mr. Bates in reaching the minimum stock ownership requirements that the Company has adopted. The matched shares vest upon the retirement of Mr. Bates or certain other events, including a change in control.

(5) Includes 1,180 shares that his wife indirectly holds.

(6) Mr. Howell is not currently deemed an executive officer of the Company. However, he would have been included in the group of the five most highly compensated executive officers had he been an executive officer at December 31, 1998. Therefore, he is included in this Proxy Statement pursuant to applicable SEC regulations.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC, the New York Stock Exchange and the Pacific Exchange. SEC regulations require executive officers, directors and greater than ten percent beneficial owners to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of those forms furnished to the Corporation and written representations from the executive officers and directors, the Corporation believes that during its fiscal year ended December 31, 1998, the Corporation's executive officers and directors complied with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation that the Company and its subsidiaries paid to each of the six most highly compensated executive officers of the Company and one individual who would have been included in the group of five most highly compensated executive officers but for the fact that he was not serving as an executive officer at December 31, 1998, for services rendered to the Company for the calendar years ended December 31, 1998, 1997 and 1996:

                                              ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                       ----------------------------------   ----------------------------------
                                                                                   AWARDS            PAYOUTS
                                                                            ---------------------   ----------
                                                                            RESTRICTED    STOCK
                                                             OTHER ANNUAL     STOCK      OPTIONS       LTIP          ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS     COMPENSATION     AWARDS     (SHARES)   PAYOUTS(1)    COMPENSATION(2)
 ---------------------------    ----   --------   --------   ------------   ----------   --------   ----------    ---------------
M.L. Lukens, Chairman of the    1998   $800,000   $     --          --              --   238,095    $1,918,589(3)    $552,248
  Board, President and Chief    1997    730,769    942,500          --              --    94,771            --         76,160
  Executive Officer             1996    606,154    586,500          --              --   100,694            --         66,650
T.R. Bates, Jr., Senior Vice    1998    270,351     91,666          --              --   381,266            --         18,581
  President(4)
A.J. Szescila, Senior Vice      1998    425,577         --          --              --   306,706       391,563(5)     266,152
  President                     1997    336,385    254,901          --              --    41,656            --         27,747
                                1996    249,470    188,297          --              --    25,808            --         28,053
E.L. Mattson, Senior Vice       1998    403,911         --          --              --   282,406       747,773(6)     218,233
  President and Chief           1997    369,620    367,500          --              --    34,588            --         38,236
  Financial Officer             1996    350,673    267,750          --              --    36,458            --         38,437
G.S. Finley, Senior Vice        1998    335,540         --          --              --   241,006       323,543(7)     179,684
  President and Chief           1997    283,515    252,000          --              --    26,352            --         28,808
  Administrative Officer        1996    262,692    200,430          --              --    27,291            --         30,664
L. O'Donnell, III, Vice         1998    284,620         --          --              --   215,421       410,559(8)     136,101
  President and General         1997    238,584    212,220          --              --    22,192            --         21,866
  Counsel                       1996    220,608    149,600          --              --    22,916            --         15,395
E.C. Howell, Vice President     1998    305,615         --          --              --   195,750       450,856(9)     155,703
  and
  President, Baker Oil Tools    1997    290,000    232,290          --              --    27,294                       29,893
                                1996    265,000    193,682          --              --    27,604                       28,867

---------------

(1) Messrs. Lukens, Szescila, Mattson, Finley and Howell received a one-time restricted stock award matching their stock ownership as of January 31, 1995, pursuant to the Company's 1995 Stock Award Plan (the "Award Plan"). Mr. O'Donnell received a one-time restricted stock award matching his stock ownership as of January 31, 1996, pursuant to the Award Plan. The awards were made to encourage additional stock ownership and assist the executives in reaching the minimum stock ownership requirements that the Company has adopted. The matched shares vested on August 10, 1998, upon the consummation of the Merger with Western Atlas, in accordance with the change in control provisions of the Award Plan. In addition, certain of the named executive officers received a stock bonus award on August 10, 1998, upon the consummation of the Merger, in accordance with the change in control provisions of the Company's 1991 and 1993 Stock Bonus Plans (the "Bonus Plans"). The Bonus Plans provide that one additional share of common stock will be issued for every five shares of common stock exercised under the Company's 1987 Restated Employee Stock Option Plan and the Company's 1993 Stock Option Plan, if such shares exercised are held for a minimum of three years or upon certain other events, including a change in control. The value of the stock awards that vested and the bonus shares that were awarded, in each case, due to a change in control (as defined in the Award Plan and the Bonus Plans) of Baker Hughes occasioned by the Merger is reported here as LTIP payouts. The value of these payouts is based upon the closing stock price of $22.375 per share of the Common Stock on the New York Stock Exchange on August 10, 1998.

(2) For fiscal year 1998, All Other Compensation includes a payment equivalent to a prorated expected value bonus, Company contributions to the Thrift Plan, Supplemental Retirement Plan and life insurance premiums for each of the named executive officers. Based on the Company's fiscal year 1998 financial performance, predetermined bonus objectives, as set by the Compensation Committee, were partially achieved by each of the named executive officers. With the exception of Mr. Bates, upon consummation of the merger with Western Atlas, the named executive officers were paid the amounts set forth in the table below, under Incentive Compensation Plan Payment, which amounts were equivalent to a prorated expected value bonus, due to the change in control provisions contained in the Company's 1995 Incentive Compensation Plan. Any bonus amounts earned due to the achievement of predetermined objectives were offset by the amount paid in connection with the change in control provisions of the Company's 1995 Incentive Compensation Plan, and the Company did not pay any additional bonus amounts to the named executive officers for fiscal year 1998. For fiscal years 1997 and 1996, All Other Compensation includes Company contributions to the Thrift Plan, Supplemental Retirement Plan and life insurance premiums for each of the named executive officers. Amounts for fiscal year 1998 for the persons named above are as follows:

                                                   INCENTIVE
                                                  COMPENSATION
                                                  PLAN PAYMENT    THRIFT       SRP       LIFE
                                                  ------------    -------    -------    -------
    Lukens....................................    $   476,667     $ 8,267    $55,798    $11,520
    Bates.....................................             --       5,881      5,950      6,750
    Szescila..................................        223,144      10,400     26,229      6,379
    Mattson...................................        181,071       8,267     23,193      5,702
    Finley....................................        149,279       8,267     17,444      4,694
    O'Donnell.................................        112,200       7,467     12,517      3,917
    Howell....................................        125,606       9,066     16,639      4,392

(3) Mr. Lukens received 81,059 shares that vested on August 10, 1998 pursuant to the Award Plan and 4,688 shares that vested on August 10, 1998 pursuant to the Bonus Plan.

(4) Mr. Bates joined the Company on June 15, 1998 as Senior Vice President and is included in this Proxy Statement as he would have been one of the five most highly compensated executive officers but for the fact that he was employed for only a portion of the fiscal year.

(5) Mr. Szescila received 17,500 shares that vested on August 10, 1998 pursuant to the Award Plan.

(6) Mr. Mattson received 31,020 shares that vested on August 10, 1998 pursuant to the Award Plan and 2,400 shares that vested on August 10, 1998 pursuant to the Bonus Plan.

(7) Mr. Finley received 13,996 shares that vested on August 10, 1998 pursuant to the Award Plan and 464 shares that vested on August 10, 1998 pursuant to the Bonus Plan.

(8) Mr. O'Donnell received 15,291 shares that vested on August 10, 1998 pursuant to the Award Plan and 3,058 shares that vested on August 10, 1998 pursuant to the Bonus Plan.

(9) Mr. Howell received 20,150 shares that vested on August 10, 1998 pursuant to the Award Plan.

                       STOCK OPTIONS GRANTED DURING 1998

     The following table sets forth certain information regarding stock options granted during fiscal year 1998 to the persons named in the Summary Compensation Table above. The theoretical values on date of grant of stock options granted in 1998 shown below are presented pursuant to SEC rules and are calculated using the Black-Scholes Model for pricing options. The theoretical values of options trading in the stock markets do not necessarily bear a relationship to the compensation cost to the Corporation or potential gain realized by an executive. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the theoretical values of stock options reflected in this table actually will be realized.

                                                  % OF TOTAL
                                    OPTIONS     OPTIONS GRANTED   EXERCISE   EXPIRATION        GRANT DATE
              NAME                 GRANTED(1)    TO EMPLOYEES      PRICE        DATE      THEORETICAL VALUE(2)
              ----                 ----------   ---------------   --------   ----------   --------------------
M.L. Lukens......................   238,095           3.9%         $21.00    10/1/2008         $2,304,998
T.R. Bates, Jr...................    56,239(3)        0.9%          35.56    6/15/2008            933,398
                                    325,027           5.3%          21.00    10/1/2008          3,146,586
A.J. Szescila....................   306,706           5.0%          21.00    10/1/2008          2,969,221
E.L. Mattson.....................   282,406           4.6%          21.00    10/1/2008          2,733,972
G.S. Finley......................   241,006           3.9%          21.00    10/1/2008          2,333,179
L. O'Donnell.....................   215,421           3.5%          21.00    10/1/2008          2,085,491
E.C. Howell......................   195,750           3.2%          21.00    10/1/2008          1,895,056

---------------

(1) The Compensation Committee awarded a grant of options to certain members of the Company's Leadership Team (excluding Mr. Lukens) to cover the years 1999 and 2000 to incent top performance in the timely completion of various post-merger activities involving Western Atlas, as well as to act as a retention device after the Merger. The Compensation Committee does not intend to grant options in 1999 or 2000 to those members of the Leadership Team who received the multi-year grants. Except as otherwise noted in footnote (3) below, with the exception of Mr. Lukens, 33 1/3% of the options granted to the named executive officers vest in increments of 33 1/3% on the 1st day of October in each of the years 1999, 2000 and 2001, with the remaining 66 2/3% of the options vesting in increments of 33 1/3% on the 1st day of October in each of the years 2001, 2002 and 2003. The options granted to Mr. Lukens will vest in increments of 33 1/3% on the 1st day of October in each of the years 1999, 2000 and 2001.

(2) The theoretical values on grant date are calculated under the Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the option's theoretical value, including the stock's historical volatility, dividend rate, exercise period of the option and interest rates. Except as otherwise noted in footnote (3) below, the grant date theoretical value above assumes a volatility of 25%, a dividend yield of 2.19%, a 4.298% risk free rate of return and a ten-year option term.

(3) Mr. Bates received a grant of options upon his employment with the Company on June 15, 1998. The options vest in three equal annual installments beginning on the date of grant and on the next two anniversary dates of the date of grant. The grant date theoretical value for this option assumes a volatility of 25%, a dividend yield of 1.29%, a 5.349% risk free rate of return and a ten year option term.

                    AGGREGATED OPTION EXERCISES DURING 1998
                     AND OPTION VALUES AT DECEMBER 31, 1998

     The following table sets forth certain information regarding options that persons named in the Summary Compensation Table exercised during 1998 and options that those persons held at December 31, 1998. The values of unexercised in-the-money stock options at December 31, 1998 shown below are presented pursuant to SEC rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised.

                               OPTION EXERCISES              UNEXERCISED OPTIONS AT DECEMBER 31, 1998
                          --------------------------   -----------------------------------------------------
                                                                                     VALUE OF UNEXERCISED
                                                           NUMBER OF OPTIONS         IN-THE-MONEY OPTIONS
                                                       -------------------------   -------------------------
                          SHARES ACQUIRED    VALUE                       NOT                         NOT
          NAME              ON EXERCISE     REALIZED   EXERCISABLE   EXERCISABLE   EXERCISABLE   EXERCISABLE
          ----            ---------------   --------   -----------   -----------   -----------   -----------
M.L. Lukens.............          --        $    --      424,067(1)    238,095      $ -0-        $  -0-
T.R. Bates, Jr..........          --             --       18,746       365,252        -0-           -0-
A.J. Szescila...........          --             --      128,956       306,706        -0-           -0-
E.L. Mattson............      12,000         27,000      196,262(2)    282,406        -0-           -0-
G.S. Finley.............          --             --       92,405       241,006        -0-           -0-
L. O'Donnell............          --             --       83,993       215,421        -0-           -0-
E.C. Howell.............          --             --      130,648       195,750        -0-           -0-

---------------

(1) Includes 19,578 shares issuable upon conversion of convertible debentures.

(2) Includes 8,433 shares issuable upon conversion of convertible debentures.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Corporation has an employment agreement with Max L. Lukens dated as of January 1, 1998 (the "Employment Agreement"), which provides for the continuation of employment of Mr. Lukens for an initial three year period ending January 1, 2001, subject to termination as provided in the Employment Agreement. Beginning on January 1, 1999 and on each January 1 thereafter, the term of the Employment Agreement will be automatically extended for one additional year unless, prior to September 30 of the preceding year, the Company or Mr. Lukens shall have given notice to not extend the term. During the term of the Employment Agreement, Mr. Lukens is entitled to receive:

     - a base salary in an amount not less than his base salary on December 31, 1997;

     - the opportunity to earn annual cash bonuses in amounts that may vary from year to year and that are based upon achievement of performance goals;

     - long term incentives in the form of equity-based compensation no less favorable than awards made to other senior executives of the Corporation and that are commensurate with awards granted to CEO's of other public companies of similar size to the Corporation; and

     - benefits and perquisites that other officers and employees of the Corporation are entitled to receive,

all as established from time to time by the Board of Directors or the Compensation Committee. Mr. Lukens' base salary will be reviewed at least annually during the term of the Employment Agreement and may be increased (but not decreased) based upon the performance of Mr. Lukens during the year. Upon the termination of the employment of Mr. Lukens due to his Disability (as defined in the Employment Agreement), for a period of 90 days in the aggregate during any period of 12 consecutive months, or reasonable expectation of Disability for more than that period, Mr. Lukens shall be paid one-half of his then base salary in monthly installments for the remainder of the Employment Agreement and a lump sum in cash equal to Mr. Lukens' expected value incentive bonus for the year of termination. In the event of the death of Mr. Lukens during the term of the Employment Agreement, the Corporation shall pay one-half of Mr. Lukens' then annual base salary to Mr. Lukens' beneficiary in monthly installments for the remaining term of the Employment Agreement and a lump sum in cash equal to Mr. Lukens' expected value incentive bonus for the year of termination. Upon termination of the Employment Agreement by Mr. Lukens for Good Reason (as defined in the Employment Agreement) or by the Corporation without Cause (as defined in the Employment Agreement), Mr. Lukens is entitled to receive, for the remainder of the term of the Employment Agreement, his then annual base salary and once a year, an amount equal to Mr. Lukens' expected value incentive bonus for the year of such termination (all as subject to adjustment by the GNP price deflator), as well as the continuation of benefits except as may be provided by a successor employer, and accelerated vesting of all equity-based awards as of the date of such termination. If the Employment Agreement is terminated by Mr. Lukens for any reason other than a Good Reason or by the Corporation for Cause, Mr. Lukens shall only receive his base salary and benefits through the date of termination, but no annual bonus. During the term of the Employment Agreement, and for a period of two years following termination of the term, Mr. Lukens is prohibited from (i) engaging in Competition (as defined in the Employment Agreement) with the Corporation, and (ii) soliciting customers, employees and consultants of the Corporation. To the extent any provision of the Employment Agreement is covered by a provision of the Severance Agreement described below, the Employment Agreement provision so covered is superseded by the relevant portion of the Severance Agreement.

     In addition to the employment agreement described above, the Corporation also has severance agreements (the "Severance Agreements") with Max L. Lukens, Thomas R. Bates, Jr., Andrew J. Szescila, Eric L. Mattson, G. S. Finley, Lawrence O'Donnell, III and Edwin C. Howell (each an "Officer"), which provide for payment of certain benefits to the Officers as a result of termination of employment following or in connection with a Change in Control (described below) of the Corporation. The initial term of the Severance Agreements expires on December 31, 1999. Beginning on January 1, 1998, and on each successive January 1 thereafter (the "Extension Date"), the term of the Severance Agreements is automatically renewed for an additional year, unless notice of nonextension has been given by September 30 prior to such Extension Date. The term is automatically extended for twenty-four months following a Change in Control.

     Pursuant to the Severance Agreements, the Company pays severance benefits to the Officer if the Officer's employment is terminated following a Change in Control and during the term unless:

          (i) the Officer resigns without Good Reason (as defined in the Severance Agreements);

          (ii) the Corporation terminates the Officer for Cause (as defined in the Severance Agreements); or

          (iii) the Officer is terminated by reason of death or disability.

Provided the Officer meets the criteria for payment of severance benefits due to termination of employment following a Change in Control during the term as described above, he will receive the following benefits:

          (a) a lump sum payment equal to three times the sum of the Officer's annual base salary in effect on the date of termination of employment or, if higher, his annual base salary in effect immediately prior to the event or circumstance constituting Good Reason;

          (b) a lump sum payment equal to three times the sum of the average annual bonus earned by the Officer during the three fiscal years ending immediately prior to the fiscal year in which termination of employment occurs or, if higher, immediately prior to the fiscal year in which occurs the event or circumstance constituting Good Reason; provided, that if the Officer has not participated in an annual bonus plan of the Company for the entirety of the three year period, then the average bonus will be calculated using such lesser number of bonuses as have been earned;

          (c) continuation of life, disability, accident and health insurance benefits and all perquisites for an additional three years;

          (d) a lump sum payment equal to the sum of:

             (1) any unpaid incentive compensation that has been allocated or awarded to the Officer for a complete fiscal year or other measuring period preceding the date of termination under the

        Corporation's Annual Incentive Compensation Plan and that, as of the date of termination, is contingent only upon the continued employment of the Officer to a subsequent date, and

             (2) a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the Officer for all then uncompleted periods under the Corporation's Annual Incentive Compensation Plan, assuming the achievement of the expected value target level of the performance goals established for the awards; provided, however, that if such termination of employment occurs during the same year in which the Change of Control occurs, the pro rata bonus payment shall be offset by any payments received under the Corporation's Annual Incentive Compensation Plan in connection with such Change in Control;

          (e) a lump sum payment equal to the present value of the benefits the Officer would have received had he continued to participate in the Corporation's thrift and supplemental retirement plans for an additional three years, assuming for this purpose that:

             (1) the Officer's compensation during such three-year period remained at the levels used for calculating the severance payment described in paragraph (a) and (b) above, and

             (2) the Officer's contributions to such plans remained at the levels in effect as of the date of the Change in Control or the date of termination, whichever is greater;

          (f) eligibility for the Corporation's retiree medical program if the Officer would have become entitled to participate in such program had he or she remained employed for an additional three years;

          (g) outplacement services for a period of three years or, if earlier, until acceptance by the Officer of an offer of employment; and

          (h) an additional amount (a "gross-up" payment) in respect of excise taxes that may be imposed under the "golden parachute" rules on payments and benefits received in connection with the Change in Control; the gross-up payment would make the Officer whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to all the Corporation's plans, agreements and arrangements (including for example, acceleration of equity awards).

In addition to the above, the Severance Agreements provide for full vesting of all stock options and other equity incentive awards upon the occurrence of a Change in Control, subject to the provisions of the applicable plan or stock option agreement.

     Pursuant to the Severance Agreements, a "Change in Control" is deemed to occur if:

          (i) any person becomes the owner of 20% of the Corporation's voting securities;

          (ii) a change in the majority of the membership of the Board occurs without approval of two-thirds of the directors who either were directors at the beginning of the period, or whose election was previously so approved;

          (iii) there is consummated a merger or consolidation of the Corporation or a subsidiary thereof with another company in which the Corporation's stockholders do not continue to hold at least 65% of the voting securities of the surviving entity (excepting certain recapitalizations of the Corporation); or

          (iv) there occurs a liquidation of the Corporation or a sale or other disposition of all or substantially all of the Corporation's assets.

     The Severance Agreements supersede any other agreements and representations made by the Officer or the Corporation setting forth the terms and conditions of the Officer's employment with the Corporation only if the Officer's employment with the Corporation is terminated in connection with a Change in Control by the Company other than for Cause (as defined in the Severance Agreements) or by the Officer other than for Good Reason (as defined in the Severance Agreements).

                         COMPENSATION COMMITTEE REPORT

TO OUR STOCKHOLDERS

     This report is provided in the Proxy Statement, in accordance with SEC rules, to inform stockholders of the Compensation Committee's compensation policies for executive officers and the rationale for compensation paid to the Chief Executive Officer of the Company.

     To preserve objectivity in the achievement of its goals, the Compensation Committee is comprised of five independent, non-employee directors who have no "interlocking" relationships as defined by the SEC. It is the Compensation Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values along with competitive practices. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of, Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

COMPENSATION PHILOSOPHY

     The Company's primary business objective is to maximize stockholder value over the long term. To accomplish this objective, the Company has developed a comprehensive business strategy that emphasizes maximizing earnings and stock price, continuing its leadership in those markets in which the Company participates, and providing products and services of the highest value.

     The following compensation policies are intended to facilitate the achievement of the Company's business strategies:

     - Comprise a significant amount of pay for senior executives in the form of long-term, at-risk pay to focus management on the long-term interests of stockholders and balance short-term and long-term business and financial strategic goals.

     - Emphasize variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate performance goals.

     - Encourage a personal proprietary interest to provide executives with a close identification with the Company and align executives' interests with those of stockholders.

     - Enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives through compensation opportunities.

     - Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.

     Competitive market data, including current compensation trends and movements in the competitive marketplace, is provided by an independent compensation consultant who also advises the Company with regard to the competitiveness of its salary levels, incentive compensation awards and various benefit plans. The data provided compares the Company's compensation practices to a group of comparative companies. The Company's market for compensation comparison purposes is comprised of a group of companies who tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

     The companies chosen for the comparative group used for compensation comparison purposes generally are not the same companies that comprise the S&P Oil and Gas Drilling and Equipment Index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index established for comparing stockholder returns. The formula used by the

Compensation Committee for determining annual incentive bonuses, as discussed below, does however take into account the S&P Oil and Gas Drilling and Equipment Index.

     The key elements of the Company's executive compensation are base salary, annual incentives, long-term compensation and benefits. These key elements (other than benefits) are addressed separately below. In determining compensation, the Compensation Committee regularly reviews all elements of an executive's total compensation package, including severance plans, insurance and other benefits. Total compensation is targeted between the 50th and 75th percentile for public companies of Baker Hughes' relative size and industry, with the upper levels being reserved for those executives who the Compensation Committee considers exceptions for individual situations based on an executive's specific experience or expertise, or the means necessary to retain a valued contributor with the Company.

     In 1993, the Internal Revenue Service adopted Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the Company's Chief Executive Officer and its four other highest paid executive officers. Certain performance-based compensation and certain other compensation that has been approved by stockholders is not subject to the deduction limit. The Company has qualified certain compensation paid to executive officers for deductibility under Section 162(m), including compensation expense related to options granted pursuant to the Company's 1993 Stock Option Plan and shares awarded pursuant to the 1993 Employee Stock Bonus Plan, as well as options and stock appreciation rights granted, and shares awarded in respect of the exercise of a stock option, pursuant to the Company's Long Term Incentive Plan. The 1995 Employee Annual Incentive Compensation Plan produces performance-based compensation within the meaning of Section 162(m); thus the payments under the plan will remain deductible by the Company. To the extent stock awards under the 1995 Stock Award Plan and the Long Term Incentive Plan produce compensation payable to the applicable executive officers, it will be subject to the limitation requirements for deductibility of Section 162(m). The Company may from time to time pay compensation to its executive officers that may not be deductible.

BASE SALARIES

     Base salaries are targeted at median levels for public companies of Baker Hughes' relative size. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, as well as internal equity issues and external pay practices.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values; continuing educational and management training; improving product quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

     The base salary for Mr. Max L. Lukens (Chairman of the Board, President and Chief Executive Officer) was last reviewed at the December 1997 meeting of the Compensation Committee, and an increase of 10.34% of his base salary was approved. In setting Mr. Lukens' base salary for fiscal year 1998, the Compensation Committee reviewed the compensation of chief executive officers in a group of comparative companies, as well as the Company's positive financial performance during fiscal year 1997 with respect to revenue growth, expense control, net income and earnings per share. The base salary for Mr. Lukens is in line with the base salary of chief executive officers for companies included in the comparative group used in evaluating all base salaries of the Company's executive officers.

ANNUAL INCENTIVES

     The annual incentive plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and individual performance goals. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Each year, the Compensation Committee establishes specific goals relating to each executive's bonus opportunity. Eligible executives are assigned threshold, target and maximum bonus levels based on a percentage of base salary. The percentages have been established based on bonus practices and opportunities within companies comparable to Baker Hughes' size or industry. Executives earn bonuses to the extent to which preestablished goals are achieved.

     Corporate goals are determined each year by the Compensation Committee and are based upon financial objectives of the Company deemed appropriate by the Compensation Committee. These objectives may include earnings per share, profit after tax, return on net capital employed, return on shareholder investment or other financial objectives for the year. Where executives have strategic business unit responsibilities, a portion of the goal may be based on financial performance measures that support strategic business unit performance. This portion varies with the position of each individual and the particular objectives of the Company. However, no bonus is paid unless predetermined threshold performance levels are reached. During fiscal year 1998, the corporate objective was based on (i) earnings per share with a return on net capital employed hurdle required to be met before a participant could be eligible to earn more than a target bonus, and (ii) achievement against the goals set for the Company's major business process redesign project ("Project Renaissance.")

     An alternative bonus calculation is also made each year. This calculation determines the Company's total stockholder return versus a group of peers. Under this approach, no more than one-half a target bonus can be paid. The higher of the financial or alternative bonus is paid in any given year. This feature provides motivation and reward to executives for superior performance in the market, even when economic circumstances outside the control of the executive render the Company's financial plans unachievable.

     Target bonus awards are set at a market level (discussed previously). Targets are considered by the Compensation Committee to be achievable, but require above-average performance from each of the executives. Target bonus awards for the executive officers range from 45% of base salary to 65% of base salary (for Mr. Lukens).

     Based on the Company's fiscal year 1998 financial performance, predetermined bonus objectives, as set by the Compensation Committee and discussed above, were partially achieved by each of the named executive officers. Upon consummation of the merger with Western Atlas, Mr. Lukens was paid $476,667, which amount was equivalent to a prorated target bonus, due to the change in control provisions contained in the Company's Incentive Compensation Plan. Any bonus amount earned by Mr. Lukens due to the achievement of predetermined objectives was offset by the amount paid in connection with the change in control provisions of the Company's Incentive Compensation Plan, and no additional bonus amount was paid to Mr. Lukens for fiscal year 1998.

LONG-TERM INCENTIVES

     In keeping with the Company's commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise the largest portion of an executive's total compensation package. The Compensation Committee's objective is to provide executives with long-term incentive award opportunities that are on par with grants made within the Company's industry and are reflective of prior performance.

     Long-term incentive award guidelines have been developed based on the same method used as establishing bonus award guidelines. Practices of comparable companies have been adapted for use at Baker Hughes. The actual percent granted varies by position within the Company.

     Long-term incentives are provided pursuant to the Company's stock option plan. Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

     In fiscal year 1998, Mr. Lukens received options to purchase 238,095 shares of Common Stock. The option granted to Mr. Lukens in fiscal year 1998 was based on a multiple of 6.25 times his base salary and represented approximately 3.9% of the total options granted to employees of the Company during the 1998 fiscal year. The Compensation Committee determines each year the total amount of options that will be made available to the Company's executives, as well as the multiple on base salary that will be used for each group of executives who will be receiving options, including Mr. Lukens. These amounts vary each year and are based upon what the Compensation Committee believes is appropriate taking into account the executive's total compensation package and the desire of the Compensation Committee to create stockholder value, to encourage equity ownership by the Company's executives, to provide an appropriate link to the interests of the stockholders, and to provide long-term incentive award opportunities on par with the Company's industry.

     In fiscal year 1998, the Compensation Committee awarded a grant of options to certain members of the Company's Leadership Team (excluding Mr. Lukens) to cover the years 1999 and 2000 to incent top performance in the timely completion of various post-merger activities involving Western Atlas, as well as to act as a retention device after the Merger. The Compensation Committee does not intend to grant options in 1999 or 2000 to those members of the Leadership Team who received the multi-year grants.

SUMMARY

     The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation programs provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company, and stockholder value.

John F. Maher (Chairman)
Claire W. Gargalli
Richard D. Kinder
H. J. Riley, Jr.
Charles L. Watson

CORPORATE PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Corporation's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at date of payment into Common Stock) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Standard & Poor's Oil and Gas Drilling and Equipment Index over the preceding five year period. The following graph is presented pursuant to SEC rules. The Corporation believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Corporation's executive compensation program is based on financial and strategic results, and the other factors set forth and discussed above in "Compensation Committee Report".

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
BAKER HUGHES INCORPORATED; S&P 500; AND S&P OIL AND GAS DRILLING AND EQUIPMENT

                                                                                        S&P OIL AND
                                                                                        GAS DRILLING
               MEASUREMENT PERIOD                      BAKER                                AND
             (FISCAL YEAR COVERED)                     HUGHES           S&P 500          EQUIPMENT
1993                                                        100.00            100.00            100.00
1994                                                         93.51            101.36             91.92
1995                                                        127.62            139.32            127.32
1996                                                        183.27            171.23            180.64
1997                                                        234.36            228.27            277.58
1998                                                         96.42            293.04            158.36

* Total return assumes reinvestment of dividends on a quarterly basis.

     The comparison of total return on investment (change in year-end stock price plus reinvested dividends) assumes that $100 was invested on December 31, 1993 in Baker Hughes Common Stock, the S&P 500 Index and the S&P Oil and Gas Drilling and Equipment Index.

                        PROPOSAL TO APPROVE AMENDMENT TO
                     RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors deems it advisable and in the best interest of the Corporation to amend, subject to stockholder approval, the Corporation's Restated Certificate of Incorporation to increase the number of shares of common stock authorized from 400,000,000 shares to 750,000,000 shares. Due to the Merger with Western Atlas, the number of the Corporation's shares outstanding increased by approximately 156,000,000, increasing the total number of shares outstanding to approximately 327,000,000. In addition, the Corporation has reserved for issuance approximately 37,000,000 shares of common stock pursuant to various benefit plans, convertible securities and certain royalty payments in connection with a prior acquisition, which results in approximately 36,000,000 authorized shares remaining pursuant to the Corporation's Restated Certificate of Incorporation.

     The number of shares of common stock authorized pursuant to the Corporation's Restated Certificate of Incorporation has not been increased since the Restated Certificate of Incorporation was filed with the State of Delaware on April 3, 1987.

     The purpose of the increased number of authorized shares of Common Stock is to give the Corporation greater flexibility in its financial affairs, by making additional shares available for issuance by the Board of Directors from time to time for any proper corporate purpose, including for acquisitions, employee benefits plans or other transactions as the Board of Directors may approve, without any action required by the Corporation's stockholders (except as may be required by law or stock exchange rules). The additional shares of Common Stock will be identical to the shares of Common Stock of the Corporation now authorized, and the increase in authorized shares of Common Stock will not change current stockholders' equity interest in the Corporation. Holders of Common Stock do not and will not have preemptive rights to acquire additional securities which may be issued by the Corporation, including the additional authorized shares of Common Stock.

     The Corporation has no current plans, understandings or agreements for the issuance or use of the additional authorized shares of Common Stock.

     In accordance with Delaware law, approval of the proposed amendment requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock. Upon approval, the proposed amendment to the Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your Board of Directors recommends a vote FOR approval of the amendment to the Corporation's Restated Certificate of Incorporation.

                      PROPOSAL TO APPROVE AMENDMENT TO THE
                       1987 EMPLOYEE STOCK PURCHASE PLAN

     The Corporation's 1987 Employee Stock Purchase Plan (the "Purchase Plan") was initially adopted in fiscal year 1987, with 1,500,000 shares of Common Stock authorized for issuance. Subsequently, the Board of Directors and stockholders of the Company authorized an increase of 2,000,000 shares of Common Stock to be issued pursuant to the Purchase Plan in each of the years 1990 and 1995, bringing the total number of shares authorized pursuant to the Purchase Plan to 5,500,000.

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Purchase Plan to make an additional 4,000,000 shares of Common Stock available under the Purchase Plan. Except as so amended, the provisions of the Purchase Plan will remain the same as those presently in effect.

     The Purchase Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the power to make, amend and repeal rules and regulations for the interpretation and administration of the Purchase Plan.

     Under the Purchase Plan, the Corporation grants eligible employees options to purchase shares of Common Stock through a payroll deduction program. These options are granted once a year on a grant date selected by the Committee administering the Purchase Plan. The term of each option is a 12-month period ending on the last day of the option period. The number of shares of Common Stock subject to each option is the sum of the payroll deductions authorized by the participant divided by the option price per share. An option is exercised automatically on the last day of the option period (the "exercise date") at which time the Corporation deducts from the participant's account an amount which is sufficient to purchase at the "option price" the number of whole shares of Common Stock subject to his option. If any balance remains in the participant's account, it is carried forward to the next exercise date. The option price per share is equal to 85% of the fair market value of the Common Stock on the grant date or the exercise date, whichever is less.

     All employees of the Corporation at the beginning of the option term who are scheduled to work at least 20 hours per week during the option term are eligible under the Purchase Plan to purchase shares of Common Stock through regular payroll deductions (valued in United States dollars) of not less than $5.00 nor more than 10% of their eligible compensation each pay period but not to exceed $25,000 in fair market value of the Common Stock at the time of grant.

     The following table sets forth certain information with respect to shares purchased under the Purchase Plan during fiscal year 1998 by the six most highly compensated executive officers, one individual who would have been included in the group of five most highly compensated executive officers but for the fact that he was not serving as an executive officer at December 31, 1998, all current executive officers as a group, and all employees as a group (excluding current executive officers).

                                  AMENDMENT TO
                       1987 EMPLOYEE STOCK PURCHASE PLAN

                                                                                 NUMBER
                                                                                OF SHARES
                     NAME AND POSITION                        DOLLAR VALUE(1)   PURCHASED
                     -----------------                        ---------------   ---------
M.L. Lukens.................................................    $   25,000         982.8
  Chairman of the Board, President and
  Chief Executive Officer
T.R. Bates, Jr. ............................................             0             0
  Senior Vice President
A.J. Szescila...............................................             0             0
  Senior Vice President
E.L. Mattson................................................        25,000         982.8
  Senior Vice President and Chief Financial Officer
G.S. Finley.................................................        16,471         647.49
  Senior Vice President and Chief Administrative Officer
L. O'Donnell, III...........................................        25,000         982.8
  Vice President and General Counsel
E.C. Howell.................................................        25,000         982.8
  Vice President and President,
  Baker Oil Tools
All current executive officers as a group...................       135,658         5,333
All employees as a group (excluding current executive
  officers).................................................    17,532,822       689,251

---------------

(1) Based on $25.4375 per share, the fair market value of the Corporation's Common Stock on July 30, 1998.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your Board of Directors recommends a vote FOR approval of the amendment to the 1987 Employee Stock Purchase Plan.

                         STOCKHOLDER PROPOSAL NO. 1 ON

         IMPLEMENTATION OF THE MACBRIDE PRINCIPLES IN NORTHERN IRELAND

     The following proposal was submitted to Baker Hughes by New York City Comptroller Alan G. Hevesi on behalf of the New York City Police Pension Fund, the New York City Fire Department Pension Fund, the New York City Employees' Retirement System, and the New York City Teachers' Retirement System, which hold beneficially 92,900 shares, 23,500 shares, 167,900 shares and 295,100 shares, respectively, of the Corporation's Common Stock, by the Minnesota State Board of Investment, which holds beneficially 181,897 shares of the Corporation's Common Stock, and by the Adrian Dominican Sisters, which hold beneficially 1,200 shares of the Corporation's Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations.

     "WHEREAS, Baker Hughes Incorporated operates a wholly-owned subsidiary in Northern Ireland, the Hughes Tool Company Ltd.;

     WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

          1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

          2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

          3. The banning of provocative religious or political emblems from the workplace.

          4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

          5. Layoff, recall and termination procedures should not in practice, favor particular religious groupings.

          6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

          7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of minority employees.

          8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

          9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Stockholders request the Board of Directors to:

          1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles."

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL

     "-- We believe that our Company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

     -- Implementation of the MacBride Principles by Baker Hughes will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns."

                    STATEMENT OF THE BOARD OF DIRECTORS AND
                   MANAGEMENT IN OPPOSITION TO PROPOSAL NO. 1

     Baker Hughes has a long standing policy of being an equal opportunity employer worldwide. This policy requires managers to conduct their employment practices in a manner that does not discriminate on the basis of race, color, religion, sex, national origin, age, handicap or veteran's status. Baker Hughes' operating unit in Northern Ireland, now known as Hughes Christensen Company, a division of Baker Hughes Limited ("HCC"), has subscribed to this policy.

     In addition, HCC has signed a Declaration of Principle and Intent under the Northern Ireland Fair Employment Act of 1989 (the "Northern Ireland Fair Employment Act") indicating its commitment to be an equal opportunity employer. The Northern Ireland Fair Employment Act has as its purposes the promotion of equal opportunity and the elimination of discrimination in employment for persons of different religious and political beliefs.

     HCC also continues to cooperate fully with the Fair Employment Commission for Northern Ireland and, in January 1997, adopted an Affirmative Action Plan pursuant to a voluntary agreement with the Fair Employment Commission to ensure fair participation of the Roman Catholic community in HCC's workforce in Northern Ireland.

     Your Board of Directors believes HCC's employment policies and practices ensure that HCC does not discriminate in its employment practices and that HCC's hiring and promotion practices do not make it more difficult for persons of a given religious belief to obtain employment or advancement.

     The MacBride Principles and the Northern Ireland Fair Employment Act both seek to eliminate employment discrimination in Northern Ireland. By adopting the MacBride Principles, HCC would become unnecessarily accountable to two sets of similar but not identical fair employment guidelines. For these reasons, your Board of Directors believes that implementation of the MacBride Principles would be burdensome, superfluous and unnecessary, particularly in light of HCC's own policies, its compliance with the requirements of the Northern Ireland Fair Employment Act and its cooperation with the Fair Employment Commission.

     Your Board of Directors has determined that HCC's policies on equal employment opportunity are entirely consistent with Baker Hughes' obligations and goals to act as an ethical and responsible member of the business community. Your Board of Directors does not believe that endorsement of the MacBride Principles is necessary, appropriate, or in the best interest of Baker Hughes, its subsidiaries or affiliates, or their respective employees.

     A proposal in substantially this form has been submitted to Baker Hughes' stockholders for their consideration every year for the last eleven years, and such proposal has never received more than 17.7% of the vote in favor of the proposal. SEC rules require that the proposal be included in this Proxy Statement again this year since the proposal received more than 10% of the vote in favor of the proposal last year.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 1 on implementation of the MacBride Principles in Northern Ireland.

                         STOCKHOLDER PROPOSAL NO. 2 ON

                DEVELOPMENT OF GUIDELINES FOR COUNTRY SELECTION

     The following proposal was submitted to Baker Hughes by Franklin Research & Development Corporation on behalf of Mr. Jasper Brinton, who holds beneficially 100 shares of the Corporation's Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations.

     "WHEREAS: Levi Strauss bases its decision on whether to do business in certain countries based on criteria that include whether:

          "Brand image would be adversely affected by a country's perception or image among our customers and/or consumers"

          "Human rights environment would prevent us from conducting business activities in a manner that is consistent with the Global Sourcing Guidelines and other Company policies"

          "Political, economic and social environment would threaten the Company's reputation and/or commercial interests"

     Nobel Peace Prize Laureate and Burmese democracy movement leader Aung San Suu Kyi has called for economic sanctions on Burma, stating that corporations that do business in Burma "do create jobs for some people but what they're mainly going to do is make an already wealthy elite wealthier, and increase its greed and strong desire to hang on to power . . . these companies harm the democratic process a great deal."

     Because of the Burmese military junta's repression of the democracy movement, on May 20, 1997, President Clinton signed an executive order banning new US investment in Burma;

     Several cities, including New York and San Francisco, and the Commonwealth of Massachusetts have enacted laws that effectively prohibit contracts with companies that do business in Burma;

     The Oil, Chemical and Atomic Workers Union (OCAW) and the AFL-CIO support economic sanctions on Burma;

     A four-year investigation conducted by Francois Casanier, a research analyst with the Geopolitical Drugwatch in Paris, found that the Myanmar Oil and Gas Enterprise (MOGE), the Burmese state-owned oil company, was the major channel for laundering revenues of heroin produced and exported by the Burmese army;

     Baker Hughes, through its Baker Hughes Solutions subsidiary, is engaged in a joint venture with MOGE to enhance production at the Mann Oil Field in northern Burma;

     On February 26, 1998, Arthur Downey, Vice President of Baker Hughes, testified before the Senate Foreign Relations Subcommittee on East Asia and Pacific Affairs attacking the US Administration's policy of economic sanctions on Burma;

     Human rights organizations have documented human rights abuses committed by Burmese troops securing the Yadana gas pipeline built by the Total and Unocal, including the use of forced labor on infrastructure connected to the pipeline project;

     On October 3, 1996, a lawsuit was filed in US federal court seeking a halt to Unocal's participation in the Yadana pipeline and seeking compensatory and punitive damages on behalf of victims of human rights abuses connected to the pipeline;

     Baker Hughes also does business in other countries with controversial human rights records, including Algeria, China and Nigeria;

     BE IT RESOLVED: the shareholders request the Board to review and develop guidelines for country selection and report these guidelines to shareholders and employees by October 1999. In its review, the Board shall develop guidelines on maintaining investments in or withdrawing from countries where:

     - there is a pattern of ongoing and systematic violation of human rights

     - a government is illegitimate

     - there is a call for economic sanctions by human rights advocates, pro-democracy organizations or legitimately elected representatives of that country"

                    STATEMENT OF THE BOARD OF DIRECTORS AND
                   MANAGEMENT IN OPPOSITION TO PROPOSAL NO. 2

     Baker Hughes conducts business operations in many countries around the world, each of which has a unique culture and political situation. These operations, conducted directly or through our non-U.S. affiliates, vary widely from substantial presence with manufacturing facilities to merely an occasional sale of product or provision of service. In all our dealings, Baker Hughes endeavors to adhere to its Standards of Conduct which include the principle of being a "responsible corporate citizen of the communities in which we reside," along with a commitment to "strive to improve the well-being of our communities."

     In addition, Baker Hughes has policies and procedures in place that are designed to ensure that our Company is in compliance with the laws of the United States and of those countries in which we operate. These laws often contain restrictions on doing business in countries outside the United States, and some of these restrictions may arise out of concerns relating to the human rights situations in certain countries.

     While Baker Hughes has a commercial presence in the countries in which it operates, the Company does not have the expertise or resources required to assess the human rights situation in each and every country in which we operate. Your Board of Directors believes that the proper response for Baker Hughes to legitimate concern for the plight of those who suffer from human rights abuses, is to continue to ensure that our Company adheres strictly to the relevant laws in force in the countries in which we do business.

     Thus, your Board of Directors does not believe that the establishment of human rights based "guidelines" on "maintaining investments in or withdrawing from countries" is necessary, appropriate or in the best interests of Baker Hughes, its affiliates or their employees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 2 on the development of guidelines for country selection.

                                 ANNUAL REPORT

     The 1998 Annual Report of the Corporation, which includes audited financial statements for the fiscal year ended December 31, 1998, accompanies this Proxy Statement; however, that report is not part of the proxy soliciting information.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP, the Corporation's independent certified public accountants, have advised the Corporation that they will have representatives attending the Annual Meeting prepared to answer appropriate questions, and those representatives will be given an opportunity to make a statement at the meeting if they desire to do so.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting must be received by the Corporation by November 17, 1999 to be properly brought before the 2000 Annual Meeting and to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. Nominations of directors by stockholders must be received by the Corporation by November 17, 1999 to be properly nominated before the 2000 Annual Meeting, although the Corporation is not required to include such nominees in its Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

                              [BAKER HUGHES LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                 APRIL 28, 1999

                           BAKER HUGHES INCORPORATED
                                3900 ESSEX LANE
                                 HOUSTON, TEXAS

P                          BAKER HUGHES INCORPORATED
                     P.O. BOX 4740, HOUSTON, TX 77210-4740
R
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
O           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

X The undersigned hereby appoints M. L. Lukens and L. O'Donnell, III as Proxies, each with the power to appoint a substitute, and hereby authorizes
Y them to represent and to vote as designated below, all the shares of common stock of Baker Hughes Incorporated held of record by the undersigned on March 3, 1999, at the Annual Meeting of Stockholders to be held on April 28, 1999, or any reconvened meeting after an adjournment thereof.

    The Board of Directors favors a vote FOR       COMMENTS: (change of address)
    Election of L.M. Alberthal, Jr., J.T.
    Casey, J.B. Foster and R.D. Kinder as     ----------------------------------
    Class II Directors.
                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                                                          (over)
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                              FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, FOR THE APPROVAL OF THE AMENDMENT TO THE 1987 EMPLOYEE STOCK PURCHASE PLAN AND AGAINST EACH OF STOCKHOLDER PROPOSAL
NOS. 1 AND 2. IF ANY OTHER MATTER SHOULD BE PRESENTED PROPERLY, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED HEREIN.

Please mark   ------
your votes as   X
indicated in  ------
this example.

                  FOR                    WITHHELD
1. FOR            / /  WITHHELD            / /
   all nominees        from all nominees

For, except vote withheld from the following
nominee(s):
___________________________________________

                             FOR       AGAINST      ABSTAIN
2. Amendment to              / /         / /          / /
   Restated Certificate of
   Incorporation

3. Amendment to 1987         / /         / /          / /
   Employee Stock
   Purchase Plan

4. Stockholder               / /         / /          / /
   Proposal No. 1

5. Stockholder
   Proposal No. 2            / /         / /          / /

Change of Address/Comments                            / /
on Reverse side

Please sign name(s) exactly as printed hereon. In signing as attorney, administrator, guardian or trustee, please give title as such.

PLEASE MARK, SIGN AND DATE BELOW AND RETURN
PROMPTLY.

___________________________________________

___________________________________________
  SIGNATURE(S)                 DATE

        O FOLD AND DETACH HERE O